Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our report dated November 30, 2009, accompanying the consolidated financial statements, and schedule, and effectiveness of internal control over financial reporting included in the Annual Report of Meridian Bioscience, Inc. on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said report in the registration statements of Meridian Bioscience, Inc. on Form S- 3ASR (File No. 333-155704), effective November 26, 2008, and on Forms S-8 (File No. 333-155703, effective November 26, 2008, File No. 333-122554, effective February 4, 2005, File No. 333-122002, effective January 12, 2005, File No. 333-75312, effective December 17, 2001, and File No. 333-74825 effective March 22, 1999.
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
November 30, 2009